EXHIBIT 10.9.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (the “First Amendment”) is made and entered into as of this 1st day of January 2009 by and between NEXX Systems, Inc., a Delaware corporation (the “Company”) and Dr. Richard S. Post of Lexington, Massachusetts (the “Executive”).

For good and valuable consideration, the sufficiency and receipt whereof are hereby acknowledged, the parties agree as follows:

1.           Recitals.  NEXX Systems, LLC, a Delaware limited liability company and the predecessor to the Company and the Executive entered into an Employment Agreement as of the 7th day of August, 2001, a copy of which is attached hereto as Exhibit “A”(the “Original Agreement”).  The Company and the Executive have agreed to amend the Original Agreement as set forth herein.  Except as otherwise set forth herein, any defined terms contained herein shall have the meaning originally ascribed to them in the Original Agreement.

2.           Change in Title and Responsibilities.  (a)  The parties acknowledge and agree that effective as of October 6, 2008, the Executive serves as the Chairman of the Corporation in a non-executive capacity and Mr. Walsh serves as President and Chief Executive Officer.  Executive acknowledges and agrees that the election of Mr. Walsh as President and Chief Executive Officer and the responsibilities afforded Mr. Walsh and to Executive hereunder, have not, and do not constitute a basis for, the Executive seeking to terminate his employment for “Good Reason” as defined in the Original Agreement.

(b)           Effective as of the date of this First Amendment, in addition to Executive’s duties as the non-executive Chairman of the Board of Directors, the Executive shall serve as an Internal Consultant to the CEO, providing services as requested the CEO, which services shall initially consist of those services as set forth in Exhibit “B” attached hereto.

3.           Term of Services.  Subject to the right of the Company to terminate the Executive’s employment at any time with or without Cause, the Executive shall continue to remain employed by the Company through December 31, 2009, at which time, the Chairman’s employment with the Company shall terminate without Cause.  Notwithstanding the foregoing, at the sole election of the Company, the Company may offer the Executive continuing employment thereafter.  It is anticipated that the Executive shall not be required to work on a full-time basis but shall provide accurate bi-weekly reports to the CEO on time spent and services provided and such other information as reasonably requested by the CEO.

4.           Payment for Services.  Section 3(a) of the Original Agreement is hereby amended to provide that cash compensation shall be paid to the Executive at the rate of $9,701.04 per  payroll period (equivalent to $232,825 on an annualized basis).   During 2009, Executive shall be eligible for vacation as set forth in the Original Agreement and proper credit shall be applied for accrued hours for vacation as determined by the Company in accordance with the Company’s then standard vacation policy.

5.           Severance Arrangements.   The hours worked per week (based on a 40 hour work week) shall reduce the amount of Severance  Benefits set forth in the Original Agreement(other than health and dental insurance as provided herein) proportionally upon termination of the Executive’s employment.  For illustration purposes, if Executive works an average of 20 hours per week during all of 2009, then severance salary payments due to him thereafter will be reduced by 50% of the original one-year of base salary due to him under Sections 10 and 11 of the Original Agreement.

(b)           Executive acknowledges and agrees that he shall not be eligible for a bonus for services provided in 2009.  Executive further acknowledges and agrees that the stock option granted to Executive on September 26, 2008 to purchase up to 709,931 shares of the Corporation’s Common Stock at $.01 per share be, and hereby is, cancelled.

(c)           The parties acknowledge and agree that the provisions of Sections 3(c) and 10(c) of the Original Agreement are hereby terminated and the provisions of Section 11(a)(ii)(b) and (c)  of the Original Agreement are hereby modified to read as follows:

“…(b)  severance pay in an amount equal to the sums due the Executive under Section 5(a) of this First Amendment as described above;

(c)  health insurance coverage as described in Sections 6(a) and (b) of this First Amendment as described below;…”

EXECUTIVE ACKNOWLEDGES AND AGREES THAT THERE ARE NO OTHER SUMS DUE TO HIM UNDER THE ORIGINAL AGREEMENT  EXCEPT THOSE SUMS SET FORTH IN THIS FIRST AMENDMENT.

6.           Health Benefits.  (a) The provisions of Section 10(a)(ii) of the Original Agreement (which provides that following termination without Cause, the Company shall provide “Executive with health insurance coverage for a period of sixty (60) months that is the same or substantially similar to that provided to the Executive while employed by the Company at substantially the same cost to the Executive”) is hereby deleted and replaced with the following:

“(ii) pay Executive through December 31, 2013 a monthly lump sum equal to $734.60 for health insurance coverage and $155.60 per month for dental insurance.

(b)            The provisions of Section 10(e) of the Original Agreement (which  provides that following termination due to the death of the Executive,  the Company shall also provide “health insurance coverage for a period of sixty (60) months to the Executive’s widow that is the same or substantially similar to that provided to the Executive while employed by the Company”) is hereby deleted and replaced with the following:

“(ii) pay the Executive’s spouse following his death the amounts that would be paid to the Executive under Section 6(a) of this First Amendment above if the Executive were then still alive.”

(c)           The provision of Section 10(f) of the Original Agreement which  provides that following termination due to the disability of the Executive, the Company’s obligations shall include  “… the provision of health insurance coverage to the Executive for a period of sixty (60) months that is the same or substantially similar to that provided to the Executive while employed by the Company at substantially the same cost to the Executive” is hereby deleted and replaced with the following:

“(ii) pay the Executive following such disability the amounts that would be paid to the Executive under Section 6(a) of this First Amendment above.”

7.           Payment of Severance Benefits Following Termination without Cause.  Following the termination of Executive’s employment without Cause, the Severance Benefits set forth in Sections 5 and 6 of this First Amendment shall be paid in the manner  set forth herein. upon receipt of a customary general release against the Company relating to all employment matters through such date.

8.           Ratification.  Except as specifically modified herein, all of the terms and conditions of the Original Agreement are hereby ratified and confirmed in all respects.

Very truly yours,

NEXX Systems, Inc.

/s/ Thomas Walsh
Thomas Walsh,
President and
                                                                                                Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Richard S. Post
Dr. Richard S. Post

EXHIBIT “A”

ORIGINAL AGREEMENT

EXHIBIT B

INITIAL CONSULTING SERVICES

Statement of work (subject to change at direction of CEO):

Sematech, IBM, IMEC R&D Programs – Main activity

•	Represent NEXX at the meetings as the program manager and coordinate the research programs with NEXX’s goals.
•
Learn member company needs and determine how to position our products to meet those needs.  Develop relationships with where NEXX would have business opportunity and report back to management for integration of these opportunities to the company sales plans

•	Bring back member company requirements to NEXX for evaluation and inclusion in the product plans.
•	Uses these programs to assist in developing key technologies which NEXX requires for success in the market:
•	Develop a tool which Intel would buy – work with Sematech to get particle and performance data and assist in integrating this data into NEXX development plans.
•	Develop wet see and barrier which is critical to competing with Semitool’s claim that they have an eNi wet seed and barrier. Get chemical suppliers, Atotech and Rohm and Haas to work with Sematech.

Technical Marketing

Use Dick’s contacts and participation in packaging meetings to

•	Look for market trends
•	Build collaboration with technical leaders
•	Work with market consultants to provide
•	Market opportunity for proposed Strip, Etch and Descum tools
•	Market size

New opportunities in our market which are yet to be developed, e.g. probe cards, HB LED, ubumps, 3D

NEXX Products

•	Consult on product technical issues with Arthur and engineers

Infrastructure

•	Identify suitable tools for program management

Sales Consultation

•	Stay current on customers where he can add value
•	Continue with the Management Review meeting to stay current with issue.

EXHIBIT “C”

MEDICARE OPION INSURANCE EXAMPLE

[LOGO] NEXX SYSTEMS
BlueCross BlueShield of Massachusetts Medicare Options

	9/08-8/09 Rates	1/09-12/09 Rates			1/09-12/09 Rates
	BCBSMA	BCBSMA	Medicare	Medicare PPO Blue	BCBSMA	Blue Medicare	Medicare	Medicare Supplement
Coverage	Group PPO Plan	Medicare PPO Blue	Part B	plus Medicare Part B	MEDEX Bronze	Rx (Premier) Part D	Part B	plus Medicare Part B & D

Two-Person rate	$937.71

Employee rate		$180.00	$96.40	$276.40	$162.97	$80.90	$96.40	$340.27
Spouse rate		$180.00	$96.40	$276.40	$162.97	$80.90	$96.40	$340.27

Total Monthly Premium	$937.71	$360.00	$192.80	$552.80	$325.94	$161.80	$192.80	$680.54
$ Change from Current				($384.91)				($257.17)
% Change from Current				-41.0%				-27.4%
Plan Type	Group Plan	Medicare Advantage (Part C) Plan			Medicare Supplement plus Part D
Required residence		Permanent residence in MA			Primary residence in MA
	Enhanced Value PPO	Medicare PPO includes BluePremierRx			MEDEX Bronze Freedom of Choice Indemnity plan	Part D Rx Drug Plan
Network Information	Nationwide PPO	Not a nationwide PPO network			No PPO network requirement
In Network Benefits
Office Visit Copay	$20	$15 PCP/$25 Specialist			Medicare Part A and Part B pay
ER Copay	$75	$50			and MEDEX supplements by paying
Inpatient Hospitalization Copay	$500	$100/day up to $500 out-of-pocket maximum per year			the member deductible/coinsurance
Day Surgery Copay	$250	$100
Retail Rx Drug Copays (30 day supply)	$15/$30/$50	$10/$28/$58			Drugs are not part of	$8/$24/$60 (up to $2,700 total cost) then
Mail Order Rx Drug Copays (90 day supply)	$15/$30/$50	$20/$56/$116			MEDEX plan	$8 (for generic only from $2,701 to $4,350 total cost) then
Out-of-Network Benefits						$2.40 or $6 depending on drug type ($4,351+ total cost)
Deductible (single/family)	$500/$1,000	$500
Coinsurance (member portion)	20%	20%
Coinsurance Maximum (single/family)	$1,000/$2,000	$4,000 out-of-pocket limit
Additional Services:		Dental
		Hearing
		Vision
		Physical exams
Note:
All Medicare options include Medicare Part A
This is only a brief description of medical benefits. Please refer to the respective insurance company provided plan descriptions for questions and plan design verifications.
Details of these BlueCross BlueShield of Massachusetts plans are available at www.bluecrossma.com/medicare-options/
The website includes tools to determine whether doctors/pharmacies are in-network and certain prescriptions are covered